M&F WORLDWIDE CORP.

2008 LONG TERM INCENTIVE PLAN

AWARD AGREEMENT FOR PARTICIPATING EXECUTIVES OF

[INSERT NAME OF BUSINESS]

THIS AWARD AGREEMENT is made effective as of the __ day of _____, 2008, between M&F Worldwide Corp. (“M&F”), Harland Clarke Holdings Corp., a Delaware corporation (the “Company”), and _______ (the “Participant”). This Award Agreement is made to the Participant, who participates in the [name of business], which is one of the four Business Units.

WHEREAS, M&F has adopted the M&F Worldwide Corp. 2008 Long Term Incentive Plan (the “Plan”) for, among other things, the purpose of providing certain key executives of the Company and its Affiliates a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company; and

WHEREAS, pursuant to the Plan, the Compensation Committee of the Board of Directors of M&F (the “Committee”) has determined to grant an award to the Participant subject to the terms, conditions and limitations provided herein and in the Plan (the “Award”).

NOW, THEREFORE, the parties hereto agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings as set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan:

(a) “Award Term” means the period beginning on January 1, 2008 and ending on December 31, 2010.

(b) “Business LTIP Bonus Pool “ shall have the meaning set forth in Section 3.

(c) “Business Unit” shall mean, as applicable one of the four Business Units: the Company, Harland Clarke Business, HFS, or Scantron.

(d) “Company Consolidated EBITDA” is one of the Performance Measures under this Agreement and shall mean for any fiscal year of the Company, consolidated net income for such fiscal year of the Company plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such fiscal year, the sum of (i) income tax expense, (ii) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions (to the extent not already captured in interest expense), discounts and other fees and charges associated with indebtedness, (iii) depreciation and amortization expense (excluding amounts of prepaid incentives under customer contracts), (iv) any extraordinary non-cash expenses or losses, (v) any costs and expenses incurred in connection with that certain merger of H Acquisition Corp., a subsidiary of M&F with and into John H. Harland Company, effective May 1, 2007 and reconstituted as Harland Clarke Corp. (the “Transaction”), (vi) allocation of fees charged by M&F or a subsidiary to the Company relating to the operation of the Company and (vii) all restructuring costs, in the case of clauses (i) through (vii) above, solely with respect to the Company and without duplication to any such items also charged to the Company’s subsidiaries, and minus (x) to the extent included in the statement of such consolidated net income for such period, the sum of (a) interest income, (b) any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business), and (c) income tax credits (to the extent not netted from income tax expense) and (y) any cash payments made during such period in respect of items described in clause (iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of consolidated net income, in the case of clauses (a) through (c) above, solely with respect to the Company, all as determined on a consolidated basis, all of the foregoing to be determined by the Board or the Committee, as applicable. For the purposes of determining compensation milestones for any fiscal year, Company Consolidated EBITDA will be adjusted by the Board or the Committee, as applicable, as appropriate for material acquisitions or dispositions of any business or assets of or by the Company or its subsidiaries for such fiscal year and thereafter.

(e) “Consolidated LTIP Bonus Pool” shall have the meaning set forth in Section 3.

(f) “Cumulative Business Unit EBITDA” means the sum of the relevant Business Unit Consolidated EBITDA earned in each Fiscal Year during the Award Term.

(g) “Cumulative Consolidated EBITDA” means the sum of Company Consolidated EBITDA earned in each Fiscal Year during the Award Term.

(h) “Cumulative Harland Clarke Business EBITDA” means the sum of Harland Clarke Business Consolidated EBITDA earned in each Fiscal Year during the Award Term.

(i) “Cumulative HFS EBITDA” means the sum of HFS Consolidated EBITDA earned in each Fiscal Year during the Award Term.

(j) “Cumulative Scantron EBITDA” means the sum of Scantron Consolidated EBITDA earned in each Fiscal Year during the Award Term.

(k) “EBITDA” for purposes of this Agreement and the Plan shall be calculated in accordance with the definitions set forth in this Agreement provided that any target and actual EBITDA shall include funding for Payments under the Plan at, under or in excess of target Payments (i.e., Payments under the Plan will be self-funded by actual performance of the Company and the Business Units).

(l) “Fiscal Year” means the fiscal year of the Company, which is the period January 1 through December 31.

(m) “Grant Date” means January 1, 2008, which is the date on which the Award is granted to the Participant.

(n) “Harland Clarke Business” shall mean the business of the provision of checks and related products, direct marketing and other contact center services to financial and commercial institutions and individuals, and any future businesses from time to time included in or added to such businesses.

(o) “Harland Clarke Corp.” means Harland Clarke Corp., a Delaware corporation.

(p) “Harland Clarke Corp. Consolidated EBITDA” is one of the Performance Measures under this Agreement and shall mean for any fiscal year of Harland Clarke Corp., consolidated operating income for such fiscal year of the Harland Clarke Business plus, without duplication, the sum of (i) depreciation and amortization expense (excluding amounts of prepaid incentives under customer contracts), (ii) any extraordinary non-cash expenses or losses, (iii) any costs and expenses incurred in connection with the Transaction, (iv) allocation of fees charged by M&F or a subsidiary to Harland Clarke Corp. relating to the operation of the Harland Clarke Business and (v) all restructuring costs (as defined under U.S. generally accepted accounting principles), in the case of clauses (i) through (v) above, solely with respect to the Harland Clarke Business, and minus (x) to the extent included in the statement of such consolidated net income for such period, the sum of any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated operating income for such period, gains on the sales of assets outside of the ordinary course of business), and (y) any cash payments made during such period in respect of items described in clause (ii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of consolidated operating income, in the case of clauses (x) and (y) above, solely with respect to the Harland Clarke Business, all as determined on a consolidated basis, all of the foregoing to be determined by the Board or the Committee, as applicable. For the purposes of determining compensation milestones for any fiscal year, Harland Clarke Corp. Consolidated EBITDA will be adjusted by the Board or the Committee, as applicable, as appropriate for material acquisitions or dispositions of any business or assets of or by the Harland Clarke Business or its subsidiaries for such fiscal year and thereafter.

(q) “HFS” means Harland Financial Solutions, Inc., an Oregon corporation.

(r) “HFS Consolidated EBITDA” is one of the Performance Measures under this Agreement and shall mean for any fiscal year of HFS, consolidated operating income for such fiscal year of HFS plus, without duplication, the sum of (i) depreciation and amortization expense (excluding amounts of prepaid incentives under customer contracts), (ii) any extraordinary non-cash expenses or losses, and (iii) allocation of fees charged by M&F or a subsidiary to HFS relating to the operation of HFS, (iv) all restructuring costs, in the case of clauses (i) through (iv) above, solely with respect to HFS and minus (x) to the extent included in the statement of such consolidated net income for such period, the sum of any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated operating income for such period, gains on the sales of assets outside of the ordinary course of business), and (y) any cash payments made during such period in respect of items described in clause (ii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of consolidated operating income, all as determined on a consolidated basis, all of the foregoing to be determined by the Board or the Committee, as applicable. For the purposes of determining compensation milestones for any fiscal year, HFS Consolidated EBITDA will be adjusted by the Board or the Committee, as applicable, as appropriate for material acquisitions or dispositions of any business or assets of or by HFS or its subsidiaries for such fiscal year and thereafter.

(s) “Payout” means the amount determined under Section 3.

(t) “Scantron” means Scantron Corporation, a Delaware corporation.

(u) “Scantron Consolidated EBITDA” is one of the Performance Measures under this Agreement and shall mean for any fiscal year of Scantron, consolidated operating income for such fiscal year of Scantron plus, without duplication, the sum of (i) depreciation and amortization expense (excluding amounts of prepaid incentives under customer contracts), (ii) any extraordinary non-cash expenses or losses, and (iii) allocation of fees charged by M&F or a subsidiary to Scantron relating to the operation of Scantron, (iv) all restructuring costs, in the case of clauses (i) through (iv) above, solely with respect to Scantron and minus (x) to the extent included in the statement of such consolidated net income for such period, the sum of any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated operating income for such period, gains on the sales of assets outside of the ordinary course of business), and (y) any cash payments made during such period in respect of items described in clause (ii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of consolidated operating income, all as determined on a consolidated basis, all of the foregoing to be determined by the Board or the Committee, as applicable. For the purposes of determining compensation milestones for any fiscal year, Scantron Consolidated EBITDA will be adjusted by the Board or the Committee, as applicable, as appropriate for material acquisitions or dispositions of any business or assets of or by Scantron or its subsidiaries for such fiscal year and thereafter.

(v) “Target Business Unit EBITDA” shall, with respect to each Fiscal Year, mean the target Business Unit EBITDA for the respective Business Unit for the Business Unit covered by this Agreement as established annually by the Committee.

(w) “Target Consolidated EBITDA” shall, with respect to each Fiscal Year, mean the target Company Consolidated EBITDA, as established annually by the Committee.

(x) “Target Cumulative Business Unit EBITDA” shall mean the sum of Target Business Unit EBITDA for each Fiscal Year during the Award Term.

(y) “Target Cumulative EBITDA” shall mean the sum of Target Consolidated EBITDA for each Fiscal Year during the Award Term.

(z) “Vesting Date” shall mean December 31, 2010.

2. Grant of Award.

(a) Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Participant’s percentage of the Business LTIP Bonus Pool for the Award Term shall be __% (the “Business Payment Value”) and for the Consolidated Business LTIP Pool shall be __% (the “Consolidated Payment Value”), and the Business Payment Value shall be applied to the Excess Business LTIP Bonus Pool (as defined in Section 3(c)) and the Consolidated Payment Value shall be applied to the Excess Consolidated LTIP Bonus Pool (as defined in Section 3(e)). The LTIP Bonus Pool shall be determined in the manner set forth in Section 3.

(b) This Agreement shall be construed in accordance with, and subject to, the terms of the Plan (the provisions of which are incorporated herein by reference); provided, that, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of this Agreement shall govern.

(c) The Committee shall annually establish the Target Business Unit EBITDA and Target Consolidated EBITDA for each of Fiscal Years 2008, 2009 and 2010 and such amounts shall be communicated to the Participant.

3. Determination of Payout.

(a) The Business LTIP Bonus Pool for the Award Term (the “Business LTIP Bonus Pool”) shall be $4,500,000 ($4,500,000/3 per each Fiscal Year) and the Consolidated Business LTIP Pool for the Award Term (the “Consolidated LTIP Bonus Pool”) shall be $8,850,000 ($8,850,000/3 per each Fiscal Year), each as adjusted below. As soon as practicable after the end of the Award Term, the Committee shall determine the total amount of Cumulative Business EBITDA and Cumulative Consolidated EBITDA earned by the Company during the Award Term.

(b) If upon completion of the Award Term, the Cumulative Business Unit EBITDA achieved is less than 90% of the Target Cumulative Business Unit EBITDA, then the Business LTIP Bonus Pool shall be reduced to zero and no payout will be made in respect thereof. If Cumulative Business Unit EBITDA is between 90% to 100% of Target Cumulative Business Unit EBITDA, then the Participant’s Business Payment Value shall be linearly interpolated on a straight line basis between 50% to 100% of the Business Payment Value with respect to the Business LTIP Bonus Pool, as set forth in the table below:

Cumulative Business Unit EBITDA achieved as % of Target Cumulative Business Unit EBITDA	% of Payment Value
<90	0%
90	50%
91	55%
92	60%
93	65%
94	70%
95	75%
96	80%
97	85%
98	90%
99	95%
100	100%

(c) If upon completion of the Award Term, Cumulative Business Unit EBITDA achieved is more than Target Cumulative Business Unit EBITDA, then, in addition to the Business Payment Value earned at Target Cumulative Business Unit EBITDA, the Participant shall be entitled to receive an amount equal to the Business Payment Value applied to the “Excess Business LTIP Bonus Pool”. The “Excess Business LTIP Bonus Pool” means 2.3% of the excess of Cumulative Business Unit EBITDA achieved above Target Cumulative Business Unit EBITDA, up until the achievement of 120% of Target Cumulative Business Unit EBITDA. For the avoidance of doubt, the Excess Business LTIP Bonus Pool shall not be increased for achievement of Cumulative Business Unit EBITDA in excess of 120% of Target Cumulative Business Unit EBITDA.

(d) If upon completion of the Award Term, the Cumulative Consolidated EBITDA achieved is less than 90% of the Target Cumulative EBITDA, then the Consolidated LTIP Bonus Pool shall be reduced to zero and no payout will be made. If Cumulative Consolidated EBITDA is between 90% to 100% of Target Cumulative EBITDA, then the Participant’s Consolidated Payment Value shall be linearly interpolated on a straight line basis between 50% to 100% of the Consolidated Payment Value with respect to the Consolidated LTIP Bonus Pool, as set forth in the table below:

Cumulative Consolidated EBITDA as % of Target Cumulative EBITDA	% of Payment Value
<90	0%
90	50%
91	55%
92	60%
93	65%
94	70%
95	75%
96	80%
97	85%
98	90%
99	95%
100	100%

(e) If upon completion of the Award Term, Cumulative Consolidated EBITDA is more than Target Cumulative EBITDA, then, in addition to the Consolidated Payment Value earned at Target Cumulative EBITDA, the Participant shall be entitled to receive an amount equal to the Consolidated Payment Value applied to the “Excess Consolidated LTIP Bonus Pool”. The “Excess Consolidated LTIP Bonus Pool” means 2.7% of Cumulative Consolidated EBITDA above Target Cumulative EBITDA, up until the achievement of 120% of Target Cumulative EBITDA. For the avoidance of doubt, the Excess Consolidated LTIP Bonus Pool shall not be increased for achievement of Cumulative Consolidated EBITDA in excess of 120% of Target Cumulative EBITDA.

The formula described in this Section shall be the Performance Goals under this Agreement. Subject to the vesting and termination of employment provisions set forth in Sections 4 and 5, the Participant shall be entitled to a payment equal to the sum of (i) his or her Business Payment Value multiplied by the Business LTIP Bonus Pool and (ii) his or her Consolidated Payment Value multiplied by the Consolidated LTIP Bonus Pool, in each case as may by increased by Section 3(c) and/or Section 3(e) (such amount is collectively referred to as the “Payout”). Notwithstanding anything in this Award or the Plan to the contrary, the reduction in a Participant’s Payment Value shall not result in the increase of any other Participant’s Award.

4. Vesting; Payment of Payout.

(a) Except as set forth in Section 5, the Payout shall vest on the Vesting Date, provided that the Participant is employed with the Company on such date.

(b) The Payout shall be paid on or about the date that is two and a half months from the Vesting Date (the date of such Payout, the “Payout Date”).

(c) The Payout shall be paid by the Company in cash.

5. Termination of Employment.

(a) Except as provided below, the Payout shall be forfeited upon a termination of employment or voluntary resignation from employment for any reason prior to the Vesting Date. The Payout shall also be forfeited if the Participant is terminated by the Company for Cause after the Vesting Date but prior to the Payout Date.

(b) Upon a termination of employment by the Company other than for Cause prior to the Payout Date, the Participant shall be entitled to receive on the Payout Date a payment equal to the lesser of (i) the actual Payout on the Payout Date had the Participant remained employed through the Vesting Date and (ii) the Participant’s Payment Value based on the LTIP Bonus Pool (without regard to increases to the LTIP Bonus Pool) multiplied by a fraction, the numerator of which is the number of days from January 1, 2008 through the earlier of (x) the end of the Award Term and (y) the date on which the Participant’s employment is terminated and the denominator of which is the number of days in the Award Term.

(c) Upon a termination of employment by reason of the Participant’s death or by the Company due to Disability prior to the Payout Date, the Participant (or the Participant’s estate, as applicable) shall be entitled to receive on the Payout Date a payment equal to the Payout multiplied by a fraction, the numerator of which is the number of days from January 1, 2008 through the earlier of (x) the end of the Award Term and (y) the date on which the Participant’s employment is terminated and the denominator of which is the number of days in the Award Term.

6. Protection of Confidential Information; Restrictive Covenants.

(a) During the period of the Participant’s continued employment with the Company or its Affiliates, the Company and/or its Affiliates will share with the Participant confidential and trade secret information regarding not only the Company but also its subsidiaries and Affiliates. In view of the fact that the Participant’s work for the Company will bring the Participant into close contact with many confidential affairs of the Company not readily available to the public, trade secret information and plans for future developments, the Participant agrees:

1.

To keep and retain in the strictest confidence all confidential matters of the Company, M&F or its Affiliates, including, without limitation, “know how”, trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, M&F or its Affiliates, and any information whatsoever concerning any director, officer, employee, shareholder, partner, customer or agent of the Company, M&F or its Affiliates, or their respective family members learned by the Participant heretofore or hereafter, and not to disclose them to anyone outside of the Company, M&F or its Affiliates, either during or after the Participant’s employment with the Company, except in the course of performing the Participant’s duties hereunder or with the Company’s express written consent. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and

2.

To deliver promptly to the Company on termination of the Participant’s employment by the Company or its Affiliates, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), including data stored in computer memories or on other media used for electronic storage or retrieval, relating to the Company’s business and all property associated therewith, which the

Participant may then possess or have under the Participant’s control, and not retain any copies, notes or summaries.

(b) In support of the Participant’s commitments to maintain the confidentiality of the Company’s and M&F or its Affiliates’ confidential and trade secret information, during (i) the Participant’s continued employment with the Company or its Affiliates, and (ii) for a period of two years following termination of the Participant’s employment for any reason, the Participant shall not in the United States and in any non-US jurisdiction where the Company, M&F or its Affiliates may then do business: (a) directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company, M&F or its Affiliates; (b) engage in such business on the Participant’s own account; and the Participant shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; (c) directly or indirectly, solicit, encourage or cause any client, customer or supplier of the Company, M&F or its Affiliates to cease doing business with the Company, M&F or its Affiliates or to reduce the amount of business such client, customer or supplier does with the Company, M&F]or its Affiliates or (d) directly or indirectly, solicit or encourage to cease to work with the Company, M&F or its Affiliates or directly or indirectly hire, any person who is an employee of or consultant then under contract with the Company, M&F or its Affiliates or who was an employee of or consultant then under contract with the Company, M&F or its Affiliates within the six month period preceding such activity without the Company’s, M&F or its Affiliates’ written consent.

(c) If the Participant commits a breach, or threatens to commit a breach, of any of the provisions of Sections 6(a) or 6(b) hereof, the Company, M&F and its Affiliates shall have the following rights and remedies:

1.

The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company, M&F or its Affiliates and that money damages will not provide an adequate remedy to the Company M&F and its Affiliates;

2.

The right and remedy to require the Participant to account for and pay over to the Company or M&F and its Affiliates all compensation, profits, monies, accruals, increments or other benefits derived or received by the Participant as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Participant hereby agrees to account for and pay over such benefits to the Company or M&F and its Affiliates. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company or M&F and its Affiliates under law or in equity; and

3.	if such breach is discovered after the Participant has received the Payout, the Participant will be required to return such Payout to the Company; and
4.

the right and remedy to require the Participant to pay the Company and M&F or its Affiliates all damages, losses, costs or expenses incurred by the Company M&F and its Affiliates as a result of any action constituting a breach of threatened breach of Sections 6(a) and 6(b) hereof

Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every remedy under this Section 6(c) now or hereafter existing at law or in equity or by statue.

(d) If any of the covenants contained in Sections 6(a) or 6(b), or any part thereof, hereafter are held by a court to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to those portions found invalid.

(e) If any of the covenants contained in Sections 6(a) or 6(b), or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

(f) The Participant agrees (whether during or after the Participant’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company, M&F or its Affiliates or the officers, directors, managers, customers, partners, or shareholders of the Company, M&F or its Affiliates unless giving truthful testimony under subpoena.

7. Tax Withholding. The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local tax withholding requirements, and the Company shall have the right to withhold from the Payout or from any other compensation owing to the Participant such amount as may be necessary in the opinion of the Company to satisfy all such taxes.

8. No Right to Employment. Neither the Plan nor this Agreement shall confer on the Participant any right to continued employment with the Company, M&F or its Affiliates.

9. Modification of Agreement. Except as set forth in the Plan and herein, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

10. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principle.

12. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company and M&F. This Agreement shall inure to the benefit of the Participant’s heirs, executors, administrators and successors. All obligations imposed upon the Participant and all rights granted to the Company and M&F under this Agreement shall be binding upon the Participant’s heirs, executors, administrators and successors.

13. Entire Agreement. This Agreement, together with the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and the parties acknowledge and agree that the Award provided for herein is in lieu and full satisfaction of the Company’s obligations pursuant to any employment agreement with the Company or any of its Affiliates.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

M & F WORLDWIDE CORP.
By:
Name:
Title:

HARLAND CLARKE HOLDINGS CORP.
By:
Name:
Title:

PARTICIPANT:
By:
Name: